              Exhibit 99.1

NEWS BULLETIN	RE: NOBLE ROMAN'S, INC.
1 Virginia Avenue, Suite 300
Indianapolis, IN 46204
FOR ADDITIONAL INFORMATION, CONTACT:
For Media Information: Scott Mobley, President & CEO 317/634-3377
For Investor Relations: Paul Mobley, Executive Chairman 317/634-3377

Noble Roman’s Announces the Appointment of Marcel Herbst, CFA
to the Board of Directors in Substitution for Schuster Tanger

(Indianapolis, Indiana) – July 15, 2016 -- Noble Roman's, Inc. (OTCQB: NROM), the Indianapolis based franchisor and licensor of Noble Roman’s Pizza and Tuscano’s Italian Style Subs, today announced that Mr. Marcel Herbst has been appointed in substitution for Schuster Tanger to its Board of Directors. Mr. Herbst, will assume the Class I Director position, the term of which will expire at the 2017 Annual Meeting of the Shareholders.

Mr. Herbst, a holder of the Chartered Financial Analyst® designation, is the founder and portfolio manager of Herbst Capital Management, LLC and has over 15 years of investment experience in equities, fixed income and commodities. Mr. Herbst started his professional career in Germany with a Commercial Diploma in Banking. Prior to founding Herbst Capital Management, LLC, Mr. Herbst had more than 10 years experience in the management of hospitality services for large, upscale, branded properties in the US and Europe. Most recently he served as the Director of Food and Beverage at the 1544 room Hilton Chicago, overseeing $40M in annual food and beverage revenue. Mr. Herbst has a Bachelor degree of Business Administration from Schiller International University in Heidelberg, Germany and a Master's degree of Management in Hospitality concentrating in food and beverage from Cornell University.

Pursuant to an agreement dated April 8, 2015, by and among Noble Roman's, Inc. and Red Alder GP, LLC, Red Alder GP, LLC and other related parties ("Shareholder Parties") have the right to recommend a substitute person to serve on the board of directors as a replacement director for Mr. Tanger. The Shareholder Parties have recommended Mr. Marcel Herbst as such a replacement director and the board of directors has unanimously agreed.

“We are excited to have someone of Mr. Herbst's stature, financial ability and experience in the foodservice industry joining our board of directors,” said Mr. Scott Mobley, President and CEO of Noble Romans, Inc. “Mr. Herbst’s extensive knowledge and experience in both the financial and the foodservice industries should prove to be a tremendous asset to the company.”

When asked about his appointment to the board of directors of Noble Roman’s, Mr. Herbst said, “I am excited to join the Noble Roman’s board of directors. Noble Roman’s is well poised for significant long-term success with its notable strong product, strong executive team, and viable channels of growth. I look forward to collaborating with my fellow directors and the Noble Roman’s management team to continue to create value for all stockholders.”

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, the success of new franchise programs with limited operating history including the stand-alone take-n-bake locations, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and dependence on continued involvement of current management. Should one or more of these risks or uncertainties materialize,or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended. The company undertakes no obligations to update the information in this press release for subsequent events.

-END-